Exhibit 99.1

Contact:	Monica Martines	(216) 441-7346 / cell (216) 533-3751
	Jennifer Rosa	(216) 429-5037

For release Wednesday, February 4, 2009

TFS Financial Corporation Announces First Fiscal Quarter Ended December 31, 2008 Financial Results

(Cleveland, OH – February 4, 2009) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced results for the quarter ended December 31, 2008.

The Company reported net income of $11.5 million for the three months ended December 31, 2008, compared to net income of $18.8 million for the three months ended December 31, 2007. This decrease can be attributed primarily to an increase in the provision for loan losses and increases in non-interest expenses.

Interest income decreased $14.3 million, or 10%, to $131.4 million for the three months ended December 31, 2008 from $145.7 for the three months ended December 31, 2007. The decrease resulted primarily from a decrease in the yield received on interest earning assets, as a result of decreases in market interest rates.

Interest expense decreased $16.8 million, or 18%, to $75.9 for the three months ended December 31, 2008 from $92.7 million for the three months ended December 31, 2007. The decrease can also be primarily attributed to a decrease in market interest rates, as well as the use of lower cost Federal Home Loan Bank advances as a funding source.

In response to the challenging economic environment, we recorded a provision for loan losses of $10.0 million for the three months ended December 31, 2008 and $3.0 million for the three months ended December 31, 2007. The provisions exceeded net charge-offs of $5.0 million and $2.0 million for the quarters ended December 31, 2008 and 2007, respectively. We expect that, as the equity lines of credit that have become delinquent 90 days or more are resolved, we will realize an increase in net charge-offs that will be applied against the allowance. The allowance for loan losses was $48.8 million, or 0.51% of total loans receivable, at December 31, 2008, compared to $43.8 million, or 0.47% of total loans receivable, at September 30, 2008, and further compared to $26.1 million or 0.31% of total loans receivable at December 31, 2007. Non-performing loans increased $30.2 million to $203.1 million, or 2.13% of total loans, at December 31, 2008 from $172.9 million, or 1.86% of total loans, at September 30, 2008, and, further, non-performing loans increased $73.3 million compared to $129.8 million, or 1.55% of total loans, at December 31, 2007. For purposes of comparability, effective June 30, 2008 and quarterly thereafter, based on the increased risk related to increases in non-performing loans we expanded our evaluation of equity lines of credit delinquent 90 days or more.

Non-interest expense increased $6.1 million, or 18%, to $40.2 million for the three months ended December 31, 2008 from $34.1 million for the three months ended December 31, 2007. The increase resulted primarily from a combination of an increase in expenses, costs and losses related to holding and disposing of real estate parcels acquired through foreclosure, an increase in Federal insurance premiums and an increase in state franchise tax.

Total assets increased by $89.3 million, or 1%, to $10.88 billion at December 31, 2008 from $10.79 billion at September 30, 2008. The growth in assets consisted primarily of mortgage loans.

Cash and cash equivalents decreased by $40.3 million, or 30%, to $92.0 million at December 31, 2008 from $132.4 million at September 30, 2008, as we continued to redeploy our liquid assets into loan products that provide higher yields along with longer maturities.

Deposits increased $40.6 million, or less than 1%, to $8.30 billion at December 31, 2008 from $8.26 billion at September 30, 2008. This increase can be attributed to an increase in certificates of deposit offset by a decrease in our high yield checking and savings accounts.

Federal Home Loan Bank advances increased $49.5 million, or 10%, to $547.5 at December 31, 2008 from $498.0 million at September 30, 2008. This increase can be attributed to additional cash required to fund the growth of our loan portfolio.

Accrued expenses and other liabilities increased by $50.7 million, or 93%, to $105.2 million at December 31, 2008 from $54.6 million at September 30, 2008. This increase reflects the in-transit status of $49.6 million of real estate tax payments that have been collected from borrowers and will be remitted to various taxing agencies.

Shareholders’ equity decreased $48.8 million, to $1.79 billion at December 31, 2008 from $1.84 billion at September 30, 2008. This reflects $11.5 million of net income during the three-month period reduced by $3.9 million in dividends paid on our shares of common stock (other than the shares held by Third Federal Savings, MHC and unallocated employee stock ownership plan (ESOP) shares) and $60.3 million of repurchases of outstanding common stock during the three-month period. The remainder reflects adjustments related to the allocation of shares of our common stock held by the ESOP. Approximately 4.7 million shares were repurchased during the three months ended December 31, 2008 as part of the completion of two repurchase programs, totaling 20.8 million shares. A third repurchase program of up to 2.2 million additional shares was approved on December 15, 2008. No shares were repurchased under this third program as of December 31, 2008.

Forward Looking Statements

This press release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	changes in policy and/or assessment rates of the Federal Deposit Insurance Corporation;

•	inability of third-party providers to perform their obligations to us;

•	changes in our organization, compensation and benefit plans; and

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share data)

	(unaudited) December 31, 2008	September 30, 2008

ASSETS
Cash and due from banks	$45,983	$57,888
Other interest-bearing cash equivalents	46,055	74,491

Cash and Cash equivalents	92,038	132,379

Investment securities
Available for sale (amortized cost $29,576 and $30,861, respectively)	30,050	31,102
Held to maturity (fair value $782,223 and $820,047, respectively)	778,177	817,750

Investment securities	808,227	848,852

Mortgage loans held for sale (includes $156,133 measured at fair value)	172,171	200,670
Loans held for investment, net:
Mortgage loans	9,470,189	9,259,529
Other loans	8,952	7,599
Deferred loan fees, net	(12,959)	(14,596)
Allowance for loan losses	(48,774)	(43,796)

Loans, net	9,417,408	9,208,736

Mortgage loan servicing assets, net	42,721	41,526
Federal Home Loans Bank stock, at cost	35,620	35,620
Real estate owned	15,349	14,108
Premises, equipment, and software, net	67,287	68,112
Accrued interest receivable	43,644	46,371
Bank owned life insurance contracts	152,948	151,294
Other assets	28,341	38,783

TOTAL ASSETS	$10,875,754	$10,786,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,301,659	$8,261,101
Federal Home Loan Bank advances	547,535	498,028
Borrowers’ advances for insurance and taxes	46,404	48,439
Principal, interest, and related escrow owed on loans serviced	80,105	80,675
Accrued expenses and other liabilities	105,207	54,556

Total liabilities	9,080,910	8,942,799

Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 311,518,750 and 316,233,550 outstanding at December 31, 2008 and September 30, 2008, respectively	3,323	3,323
Paid-in capital	1,674,927	1,672,953
Treasury Stock, at cost; 20,800,000 shares at December 31, 2008 and 16,085,200 shares at September 30, 2008,	(252,932)	(192,662)
Unallocated ESOP shares	(91,959)	(93,545)
Retained earnings—substantially restricted	469,808	462,190
Accumulated other comprehensive loss	(8,323)	(8,607)

Total shareholders’ equity	1,794,844	1,843,652

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,875,754	$10,786,451

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended December 31,
	2008	2007
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$121,356	$123,967
Investment securities available for sale	258	558
Investment securities held to maturity	9,342	11,636
Federal funds sold	—	8,246
Other interest earning assets	448	1,261

Total interest income	131,404	145,668

INTEREST EXPENSE:
Deposits	74,714	92,696
Federal Home Loan Bank advances	1,138	—

Total interest expense	75,852	92,696

NET INTEREST INCOME	55,552	52,972
PROVISION FOR LOAN LOSSES	10,000	3,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	45,552	49,972

NON-INTEREST INCOME:
Fees and service charges	6,436	6,333
Net gain on the sale of loans	3,078	1,199
Increase in and death benefits from bank owned life insurance contracts	1,674	1,657
Net income (loss) on private equity investments	(1,107)	1,928
Other	1,850	1,816

Total non-interest income	11,931	12,933

NON-INTEREST EXPENSE
Salaries and employee benefits	20,157	18,355
Marketing services	3,525	3,525
Office property, equipment, and software	5,353	4,519
Federal insurance premium	2,010	631
State franchise tax	1,562	707
Real estate owned expense, net	1,973	743
Other operating expenses	5,639	5,623

Total non-interest expense	40,219	34,103

INCOME BEFORE INCOME TAXES	17,264	28,802
INCOME TAX EXPENSE	5,776	9,986

NET INCOME	$11,488	$18,816

Earnings per share - basic and fully diluted	$0.04	$0.06
Weighted average shares outstanding
Basic	303,432,538	322,327,418
Fully diluted	303,778,688	322,327,418

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
	Average Balance	Interest Income/ Expense	(a) Yield/ Cost	Average Balance	Interest Income/ Expense	(a) Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Federal funds sold	$85	$0	0.85%	$709,435	$8,246	4.65%
Other interest-bearing cash equivalents	1,441	7	1.94%	52,963	657	4.96%
Investment securities	17,309	128	2.96%	60,635	599	3.95%
Mortgage-backed securities	812,125	9,472	4.67%	854,689	11,595	5.43%
Loans	9,539,296	121,356	5.09%	8,322,205	123,967	5.96%
Federal Home Loan Bank stock	35,620	441	4.95%	34,231	604	7.06%

Total interest-earning assets	10,405,876	131,404	5.05%	10,034,158	145,668	5.81%

Noninterest-earning assets	332,720			356,325

Total assets	$10,738,596			$10,390,483

Interest-bearing liabilities:
NOW accounts	$1,092,378	3,945	1.44%	$1,401,307	11,617	3.32%
Savings accounts	1,142,467	5,766	2.02%	1,094,998	10,887	3.98%
Certificates of deposit	6,072,223	65,003	4.28%	5,683,540	70,192	4.94%
Federal Home Loan Bank advances	373,998	1,138	1.22%	—	—	—

Total interest-bearing liabilities	8,681,066	75,852	3.50%	8,179,845	92,696	4.53%

Noninterest-bearing liabilities	238,827			203,214

Total liabilities	8,919,893			8,383,059
Shareholders’ equity	1,818,703			2,007,424

Total liabilities and shareholders’ equity	$10,738,596			$10,390,483

Net interest income		$55,552			$52,972

Interest rate spread (b)			1.55%			1.28%

Net interest-earning assets (c)	$1,724,810			$1,854,313

Net interest margin (d)		2.14%	(a)		2.11%	(a)

Average interest-earning assets to average interest-bearing liabilities	119.87%			122.67%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.